SWM ANNOUNCES SENIOR MANAGEMENT APPOINTMENT

ALPHARETTA, GA, February 1, 2012. Schweitzer-Mauduit International, Inc. (NYSE:SWM) today announced the following management change effective February 9, 2012.

Jeffrey Cook will be assuming the position of Executive Vice President, Chief Financial Officer and Treasurer, reporting to Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer. Mr. Mark A. Spears, Corporate Controller since March 2008, has served as interim Chief Financial Officer and Treasurer since November 28, 2011, and will continue in his position as Corporate Controller once Mr. Cook joins the company.

In announcing this appointment, Mr. Villoutreix stated, “Jeff comes to SWM with a proven track record of success leading the financial function in complex multinational manufacturing and sales organizations. We are confident that he will be a strong addition to our management team and a key contributor to our future success. I am also extremely appreciative of the leadership role Mark Spears has played during this interim period.”

Mr. Cook, age 57, has more than 30 years of expertise in international business, mergers and acquisitions, corporate restructuring, investor relations, strategic planning and general management.

Having begun his career with 17 years at General Electric, followed by a Group Vice President role at Lockheed Martin Corporation (formerly GE Aerospace), Mr. Cook's experience as the top financial officer in previous roles includes the following:

Presstek Inc. (NASDAQ: PRST), a global manufacturer and distributor of products for the commercial graphics industry, including printing presses, consumables and service headquartered in Greenwich, Connecticut, where he was Chief Financial Officer and also served on the Board of Directors.

Kodak Polychrome Graphics, a $1.7 billion joint venture between Eastman Kodak and Sun Chemical, based in Norwalk, Connecticut, with global manufacturing and sales of consumables and digital solutions to the graphics industry, where he was Chief Financial Officer and Chief Information Officer.

Moore North America, the largest division of Moore Corporation and located in Lake Forest, Illinois, a leading manufacturer and provider of business forms and commercial printing products to the graphics industry, where he was Vice President Finance.

Bechtel Group, Inc. where he was Vice President of Finance and Chief Financial Officer of Bechtel Systems and Infrastructure, Inc. Headquartered in San Francisco California, Bechtel provided engineering, large-scale construction, environmental remediation and research and development services to Federal and State governments.

“I'm excited to be joining SWM,” said Mr. Cook. “I look forward to working with the SWM team on the continued focus of leveraging the company's strong financial position for global expansion of key value-added products as well as other strategic opportunities.”

About SWM

SWM is a diversified producer of premium specialty papers for the tobacco industry. It also manufactures specialty papers for other applications. SWM and its subsidiaries conduct business in over 90 countries and employ 2,800 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada, Poland, and two joint ventures in China. For further information, please visit the company's Web site at www.swmintl.com.

SOURCE SWM

Contact:
Scott Humphrey
1+770-569-4229

Web site: http://www.swmintl.com